Exhibit h.14

AMENDMENT AGREEMENT NO. 7

This AMENDMENT AGREEMENT NO. 7 (this “Amendment”) is made as of September 20, 2013, by and among BARON SELECT FUNDS, ON BEHALF OF ITS SERIES BARON PARTNERS FUND (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”), STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”) and STATE STREET BANK AND TRUST COMPANY, as administrative agent for itself and the other Banks (in such capacity, the “Administrative Agent”; the Administrative Agent and the Operations Agent are collectively referred to herein as the “Agents”).

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) The definition of “Base Rate” is hereby amended by deleting such definition in its entirety and restating it as follows:

“Base Rate” means the higher of (a) the Overnight LIBOR Rate plus 0.85% and (b) the Federal Funds Rate as in effect from time to time plus 0.85%.

(b) The definition of “LIBOR Rate” is hereby amended by deleting such definition in its entirety and restating it as follows:

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two LIBOR Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBOR Rate” with respect to such LIBOR Rate Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Operations Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Operations Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period.

(c) The definition of “Overnight LIBOR Rate” is hereby amended by deleting such definition in its entirety and restating it as follows:

“Overnight LIBOR Rate” means, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one LIBOR Business Day, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Operations Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a term of one LIBOR Business Day are offered by the principal office of the Operations Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, provided further that in the event such day is not a LIBOR Business Day, then Overnight LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

(d) The definition of “Termination Date” is hereby amended by deleting the date “September 20, 2013” which appears in such definition and substituting in place thereof the date “September 19, 2014”.

§3. Amendment to Section 2.06 of the Credit Agreement. Section 2.06(a)(ii) of the Credit Agreement is hereby amended by deleting the words “each Committed Loan which is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for the period commencing on the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of 0.90% above the LIBOR Rate determined for such Interest Period” which appear in Section 2.06(a)(ii) and substituting in place thereof the words “each Committed Loan which is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for the period commencing on the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of 0.85% above the LIBOR Rate determined for such Interest Period”.

§4. Amendment to Exhibit C to the Credit Agreement. Exhibit C to the Credit Agreement is hereby amended by deleting Exhibit C in its entirety and substituting in place thereof the Exhibit C attached hereto as Exhibit A.

§5. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§6. Effectiveness. This Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions precedent:

(a) the execution and delivery of this Amendment by the Borrower, the Banks, the Operations Agent and the Administrative Agent; and

(b) the receipt by the Operations Agent of a manually signed certificate from an authorized officer of the Borrower in form and substance satisfactory to the Operations Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the officers of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents for and on behalf of the Borrower (or a certification from such officer that the officers who were identified in the certificate delivered pursuant to Section 6(b) of the Amendment Agreement No. 6 dated as of May 7, 2013 (the “Sixth Amendment Certificate”) remain authorized to execute and take actions under this Amendment and the Loan Documents), (ii) and attaching the Charter Documents and current Prospectus of the Borrower (or a certification from such officer that no changes to the Charter Documents or the Prospectus have been made to any such documents since such documents were delivered to the Bank with the Sixth Amendment Certificate), and (iii) duly authorized resolutions of the Trust’s Board of Trustees authorizing for the Borrower the transactions contemplated hereby.

§7. Condition Subsequent. The Borrower hereby agrees to deliver to the Operations Agent by not later than October 21, 2013 a legal opinion from counsel satisfactory to the Operations Agent, covering such matters related to the transactions contemplated hereby as the Operations Agent may reasonably request and satisfactory to the Agent in all respects. The Borrower acknowledges and agrees that the failure to comply with the conditions set forth in this §6 by October 21, 2013 shall constitute an immediate Event of Default under the Credit Agreement.

§8. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§9. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

STATE STREET BANK AND TRUST COMPANY, Individually, as Operations Agent and as Administrative Agent

By:	/s/ Karen A Gallagher
Name:	Karen A. Gallagher
Title:	Vice President

Exhibit A to Amendment

Exhibit C

FORM OF

NOTICE OF BORROWING

DATE:	_________________

TO:	State Street Bank and Trust Company, as Operations Agent

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-664-4005 and fax 617-988-667 or 617-664-3941

FROM:	Baron Select Funds, on behalf of its series Baron Partners Funds (the “Borrower”)

In connection with the Amended and Restated Credit Agreement dated as of September 26, 2008 (as the same may be amended and in effect from time to time) with State Street Bank and Trust Company, as Operations Agent, [please increase the outstanding balance of Committed Loans as indicated below][the Borrower is requesting the Uncommitted Bank agree to increase the outstanding balance of the Uncommitted Loans as indicated below]. The [Committed][Uncommitted] Loans should be recorded on the books of the Borrower as a liability of the Borrower to the Banks and interest payable to the Banks should be recorded at the agreed upon rate.

(a)	Borrowing Date:	_________________

(b)	Amount of Loan:	$_________________

[(c)	Type of Loan:]	_________________

[(d)	Interest Period for LIBOR Loan:]	_________________

(e)	Aggregate outstanding Loans (after this Loan)	$_________________

(f)	Aggregate Commitment Amount	$475,000,000

(g)	Borrowing Base Amount per most recent Borrowing Base Report	$_________________

(h)	Total Senior Securities Representing Indebtedness per calculation on Annex I to this Notice of Borrowing	$_________________

(i) 33% of Adjusted Net Assets per calculation on Annex I to this Notice of Borrowing	$_________________

Aggregate Loans (item (e)) not to exceed the lesser of item (f), item (g) or item (i)

Senior Securities Representing Indebtedness (item (h)) not to exceed 33% of Adjusted Net Assets (item (i))

The Borrower hereby represents and warrants that each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents is true on and as of the date hereof and will be true on and as of the Borrowing Date immediately before and after the Borrowing requested hereby. The Borrower also represents and warrants that no Default or Event of Default has occurred and is continuing and that no Default or Event of Default shall occur and be continuing immediately before or after the Borrowing requested hereby.

_________________________
Authorized Officer

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